Exhibit 99.1

GAP INC. REPORTS AUGUST SALES

SAN FRANCISCO - September 2, 2010 - Gap Inc. (NYSE: GPS) today reported net sales of $1.1 billion for the four-week period ended August 28, 2010, which was flat compared with net sales of $1.1 billion for the four-week period ended August 29, 2009. The company's comparable store sales for August 2010 were flat compared with a 3 percent decrease in August 2009.

Comparable store sales for August 2010 were as follows:

  Gap North America: negative 1 percent versus negative 7 percent last year
  Banana Republic North America: positive 6 percent versus negative 8 percent last year
  Old Navy North America: negative 2 percent versus positive 4 percent last year
  International: positive 5 percent versus negative 12 percent last year

"While results were mixed across our brands in August, we remain focused on our overall goal of driving top line sales growth," said Sabrina Simmons, chief financial officer of Gap Inc.

Year-to-date net sales were $7.77 billion for the thirty weeks ended August 28, 2010, an increase of 4 percent compared with net sales of $7.49 billion for the thirty weeks ended August 29, 2009. The company's year-to-date comparable store sales increased 2 percent compared with a 7 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

September Sales

The company will report September sales on October 7, 2010.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

press@gap.com